QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 27, 2004, with respect to the financial statements of Atlantic Express Transportation Corp. for the years ended June 30, 2002 and 2003 included in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-116749) and related Prospectus of Atlantic Express Transportation Corp. for the registration of $105,000,000 principal amount of its 12% Series B Senior Secured Notes due 2008 and $10,000,000 principal amount of its Series B Senior Secured Floating Rate Notes due 2008.

/s/ Ernst & Young LLP

New York, New York
April 18, 2005

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM